Exhibit 99(c)
CONSENT OF CITIGROUP GLOBAL MARKETS INC.
The Board of Directors
Alpha Natural Resources, Inc.
One Alpha Place
P.O. Box 2345
Abingdon, Virginia 24212
Members of the Board:
We hereby consent to the inclusion of our opinion letter, dated July 15, 2008 as Annex B to, and to the reference thereto under the captions “SUMMARY—Opinions of Financial Advisors—Opinion of Alpha’s Financial Advisor”, “RISK FACTORS—Risks Relating to the Merger”, “THE MERGER—Background of the Merger”, “THE MERGER—Alpha’s Reasons for the Merger and Recommendation of Alpha’s Board of Directors” and “THE MERGER—“Opinion of Alpha’s Financial Advisor” in the Joint Proxy Statement/Prospectus relating to the proposed merger involving Cleveland-Cliffs Inc. and Alpha Natural Resources, Inc. which Joint Proxy Statement/Prospectus forms a part of the Registration Statement on Form S-4 of Cleveland-Cliffs Inc. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ CITIGROUP GLOBAL MARKETS INC.
CITIGROUP GLOBAL MARKETS INC.

August 12, 2008